NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc. 314-997-0800, ext. 409
colleen.clements@labarge.com

FOR IMMEDIATE RELEASE

LaBARGE, INC. REPORTS FINANCIAL RESULTS FOR FISCAL 2006 FIRST QUARTER

First-Quarter Results are Consistent with the Company's Recent Guidance

Company Reaffirms Full-Year Guidance

ST. LOUIS, November 3, 2005 . . . . . LaBarge, Inc. (AMEX: LB) today reported that its financial results for the fiscal 2006 first quarter ended October 2, 2005 were consistent with the Company's recent guidance.

For the fiscal 2006 first quarter, net sales were $39,639,000, compared with $43,634,000 in the year-ago period. Fiscal 2006 first-quarter net earnings were $2,031,000, or $.13 per diluted share, compared with $2,303,000, or $.15 per diluted share, in the fiscal 2005 first quarter. Fiscal 2006 first-quarter net earnings reflect a $0.01 per-share impact of expensing stock options in accordance with the Statement of Financial Accounting Standards No. 123(R), Share-Based Payment. The first quarter of fiscal 2006 comprised the normal 13 weeks, in contrast to the 14-week first quarter of fiscal 2005.

Craig LaBarge, chief executive officer and president, commented, "Sales and earnings were down in the first quarter compared with a year ago due to customer delays in certain start-up programs and rescheduled shipments to certain other customers. Production has now ramped up on most of the affected programs and we expect shipments to proceed without further delays."

Gross margin in the first quarter was 23.9 percent in fiscal 2006, compared with 23.0 percent in fiscal 2005. Typically, LaBarge's gross margins are in the 20.0 percent to 23.0 percent range, varying as a result of product mix, and the Company expects gross margin to return to this range in future quarters. Selling and administrative expense rose as a percentage of sales to 14.2 percent in the fiscal 2006 first quarter, versus
13.4 percent in the comparable period a year earlier. In actual dollars, fiscal 2006 first-quarter selling and administrative expense declined 4 percent from fiscal 2005 first-quarter levels. Interest expense was $404,000 in the fiscal 2006 first quarter, versus $514,000 one year earlier, reflecting lower average debt levels.

The Company's tax rate in the fiscal 2006 first quarter was 42.0 percent, versus 38.7 percent in the year-ago first quarter. The higher rate for the current period reflects non-U.S. taxable income from our interest in a captive insurance company. The Company anticipates its tax rate for each of the next three quarters will be approximately 37.5 percent.

Total debt increased 4 percent to $28,970,000 at October 2, 2005, compared with $27,916,000 at July 3, 2005. Stockholders' equity was $56,600,000 at the end of the fiscal 2006 first quarter, up 5 percent from $53,830,000 at fiscal 2005 year-end.

Backlog of unshipped orders at October 2, 2005 was $164,872,000, up 10 percent from the first quarter of fiscal 2005, and essentially equal to last fiscal year-end.

"With regard to this year's first quarter, the largest contributor to revenues was shipments to defense customers, which accounted for 41 percent of net sales, compared with 42 percent in the fiscal 2005 first quarter," said Mr. LaBarge.

"Revenues from the natural resources market sector, which comprise shipments to oil-and-gas and mining customers, represented 21 percent of fiscal 2006 first-quarter sales versus 19 percent in the year-ago period. Although actual dollars from this sector were flat year-over-year, shipments to oil-and-gas customers increased 9 percent in the current year's first quarter versus the year-ago period.

"Shipments to industrial customers were 18 percent of first-quarter revenues in fiscal 2006, compared with 20 percent in the comparable period in 2005. LaBarge's customers in this sector do business in the glass packaging and specialized instrumentation industries, as well as other industrial markets.

"The balance of first-quarter revenues were attributable to customers in a variety of other market sectors, including:

  Commercial aerospace - 7 percent in fiscal 2006 versus 6 percent in fiscal 2005;
  Government systems - 4 percent in fiscal 2006 versus 4 percent in fiscal 2005; and
  Medical - 3 percent in fiscal 2006 versus 3 percent in fiscal 2005."

Outlook and Commentary

Mr. LaBarge concluded, "We now expect this year's second-quarter sales and earnings will be up substantially from first-quarter levels and comparable to last year's second quarter, which was the best quarter in LaBarge's history. We continue to feel confident that we will achieve double-digit growth in fiscal 2006 full-year sales and earnings based on the strength of current backlog and new business opportunities."

Today's Conference Call Webcast

Today, at 11 a.m. Eastern time, LaBarge will host a live audio webcast of its discussion with the investment community regarding financial results for the Company's fiscal 2006 first quarter. The webcast can be accessed on the Internet through http://www.viavid.com/detailpage.aspx?sid=00002A5C and the investor relations calendar area of http://www.labarge.com. Following the live discussion, a replay of the webcast will be available at the same locations on the Internet.

About LaBarge, Inc.

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company's Web site address is http://www.labarge.com .

(Financial tables follow)

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; LaBarge's ability to integrate recently acquired businesses; the outcome of litigation LaBarge may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

LaBarge, Inc.

Consolidated Statements of Income (Unaudited)

(amounts in thousands, except per-share amounts)

	Three Months Ended

	October 2,	October 3,
	2005	2004

Net sales	$39,639	$43,634

Cost and expenses:
Cost of sales	30,141	33,594
Selling and administrative expense	5,625	5,858
Interest expense	404	514
Other income, net	(33)	(89)

Earnings from continuing operations before income taxes	3,502	3,757
Income tax expense	1,471	1,454

Net earnings	$2,031	$2,303

Basic net earnings per common share:
Basic net earnings	$0.13	$0.15

Average common shares outstanding	15,084	14,975

Diluted net earnings per share:
Diluted net earnings	$0.13	$0.15

Average diluted common shares outstanding	16,069	15,664

LaBarge, Inc.
Consolidated Balance Sheets
(amounts in thousands -- except share amounts)
	October 2, 2005	July 3, 2005

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,979	$820
Accounts and other receivables, net	20,906	23,371
Inventories	45,329	41,342
Prepaid expenses	1,085	974
Deferred tax assets, net	1,321	1,387

Total current assets	70,620	67,894

Property, plant and equipment, net	19,627	18,849
Intangible assets, net	3,155	3,388
Goodwill, net	24,292	24,292
Other assets, net	5,677	5,514

Total assets	$123,371	$119,937

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$3,500	$1,650
Current maturities of long-term debt	4,967	4,661
Trade accounts payable	12,596	10,026
Accrued employee compensation	7,225	9,511
Other accrued liabilities	3,451	2,609
Cash advances	10,378	11,445

Total current liabilities	42,117	39,902

Long-term advances from customer for purchase of materials	3,567	3,854
Deferred tax liabilities, net	584	746
Long-term debt	20,503	21,605

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; 15,773,253 issued at October 2, 2005 and at July 2, 2005, including shares in treasury	158	158
Additional paid-in capital	14,120	13,722
Retained earnings	44,754	42,723
Accumulated other comprehensive income	124	---
Less cost of common stock in treasury, shares of 649,700 at October 2, 2005 and 723,345 at July 2, 2005	(2,556)	(2,773)

Total stockholders' equity	56,600	53,830

Total liabilities and stockholders' equity	$123,371	$119,937

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